Exhibit 21.1

List of Subsidiaries of Inspire Veterinary Partners

Name of Subsidiaries	Jurisdiction
IVP Practice Holding Company, LLC	Delaware
IVP KVC Holding Co. LLC	Hawaii
IVP CO Holding Co. LLC	Delaware
IVP FL Holding Co. LLC	Delaware
IVP CA Holding Co. LLP	Delaware
IVP OH Holding Co., LLC	Delaware
IVP Texas Holding Co., LLC	Delaware
IVP IN Holding Co., LLC	Delaware
IVP MD Holding Co. LLC	Delaware
IVP Real Estate Holdings Co., LLC	Delaware
IVP KVC Properties, LLC	Hawaii
IVP CO Properties, LLC	Delaware
IVP FL Properties, LLC	Delaware
IVP CA Properties, LLC	Delaware
IVP TX Properties, LLC	Delaware
IVP IN Properties, LLC	Delaware
IVP OH Properties, LLC	Delaware